UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008 (December 1, 2008)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 1, 2008 Federated Investors, Inc., (Federated) and Clover Capital Management, Inc. (Clover Capital) amended the terms of its definitive agreement dated September 12, 2008. The primary objective of the amendment is to adjust the initial purchase price and subsequent contingent payments.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On December 1, 2008 Federated completed the acquisition of Clover Capital, a Rochester, N.Y.-based investment manager that specializes in value investing and manages $2.1 billion in assets. The acquisition was consummated pursuant to the terms of a definitive agreement between Federated and Clover Capital dated September 12, 2008 as amended December 1, 2008.

The transaction includes an initial cash purchase payment of approximately $30 million, and a series of contingent payments totaling as much as $56 million over the next five years based on growth. Various assets, primarily intangible assets, will be recorded upon completion of the independent appraiser’s valuation. Both Federated and Clover Capital have made customary representations, warranties and covenants in the agreement. In addition, certain covenants relating to non-competition and non-solicitation were made by Clover Capital and certain key employees. Attached herewith as Exhibit 99.1 is a press release issued by Federated with additional details concerning this transaction.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(b) Pro Forma Financial Information.

The information required by this item is not being furnished herewith, but will be furnished with the Securities and Exchange Commission via amendment as soon as practicable, but not later than 71 calendar days after the date on which this Current Report on Form 8-K dated December 2, 2008 was filed.

(d) Exhibits.

Exhibit 99.1 – Press release issued by Federated Investors, Inc. dated December 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: December 2, 2008	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Federated Investors, Inc. dated December 2, 2008